EXHIBIT 5




August 6, 2001


Medtronic, Inc.
710 Medtronic Parkway
Minneapolis, Minnesota 55432

Ladies/Gentlemen:

         I have acted as counsel to Medtronic, Inc., a Minnesota corporation (the "Company"), and have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about August 6, 2001 in connection with the registration under the Securities Act of 1933, as amended, of 50,000,000 additional shares of the Company's common stock, par value $0.10 per share (the "Shares"), reserved for issuance under the Company's 1994 Stock Award Plan.

         I have examined such corporate records and other documents and have reviewed such matters of law as I have deemed relevant hereto and, based upon such examination and review, it is my opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable under the current laws of the State of Minnesota.

         The foregoing opinions are limited to the laws of the state of Minnesota and the federal laws of the United States of America.

         I consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,


/s/ Carol E. Malkinson


Carol E. Malkinson
Senior Legal Counsel
and Assistant Secretary